Exhibit 99.1

Press Release

For further information:

Jeffrey R. Luber

SVP, Chief Financial Officer and General Counsel

EXACT Sciences Corporation

P: (508) 683-1211

E: jluber@exactsciences.com

EXACT SCIENCES ANNOUNCES FOURTH QUARTER AND
YEAR-END 2006 RESULTS

MARLBOROUGH, Mass — (January 22, 2007) — EXACT Sciences Corporation (NASDAQ: EXAS) announced today its financial results for the fourth quarter and year ended December 31, 2006.

For the quarter ended December 31, 2006, total revenues of $1.2 million were equal to the total revenues for the quarter ended December 31, 2005.  For the twelve months ended December 31, 2006, revenues increased to $4.8 million from $4.3 million for the same time period in 2005, primarily due to a one-time, non-cash reduction in revenue of $0.6 million, recorded in June 2005 in connection with the extension of the expiration date of a warrant originally issued to Laboratory Corporation of America® Holdings (LabCorp®) in June 2002.  These revenues mainly reflect the amortization of up-front license fee payments from LabCorp and, to a lesser extent, royalties on LabCorp’s sales of PreGen-Plus™ (LabCorp’s colorectal cancer screening testing service) and sales of Effipure™ units to LabCorp.

“We begin 2007 positioned to capitalize on near-term milestones in this pivotal year for our Company,” said Don Hardison, EXACT Sciences’ President and Chief Executive Officer.  “We continue to manage expenses while we prepare for what could be transforming corporate events in the coming months—most importantly, what we hope will be a positive decision by the American Cancer Society to include DNA-based technologies in the colorectal cancer screening guidelines.  The Company is also moving forward with efforts to support reimbursement, including continued pursuit of an accepted application by Medicare which we hope will be followed by a positive coverage decision.”

Mr. Hardison added that, “It is exciting to see the growing attention our Version 2 technology is receiving, particularly on the heels of last month’s peer-reviewed journal publication of study results showing 88% sensitivity for detecting colorectal cancer. The publication, together with a substantial body of data on stool-based DNA technology for detecting colorectal cancer, is further validation that this patient-friendly option offers a valuable screening tool for improving cancer mortality rates.”

During the quarter ended December 31, 2006, the Company recorded $0.7 million in restructuring charges in connection with its previously announced cost reduction plan, which included the elimination of 21 positions across all departments.  The resulting reduction in expenses is expected to extend the Company’s resources, based on current operating plans, into the first quarter of 2009.  As part of this effort, the Company is continuing to review its facility needs and may record additional restructuring charges related to potential facility consolidations.

Total operating expenses, including the restructuring charges discussed above, were $3.9 million in the quarter ended December 31, 2006, compared to $4.1 million in the same quarter of 2005.  Total operating expenses were $18.1 million for the year ended December 31, 2006, compared to $19.3 million for the year ended December 31, 2005.  The decrease in total operating expenses for the three months and year ended December 31, 2006 compared to the same periods of 2005 was primarily due to actions taken by the Company to cut expenditures by reducing headcount and related costs, restricting applied research costs to focus on the optimization and validation of the Company’s Version 2 technology, and lowering overall sales, marketing and promotional spending.  These decreases were partially offset by an increase in non-cash stock-based compensation of $0.3 million and $2.5 million, respectively, in the quarter and year ended December 31, 2006 compared to the same periods of 2005 as a result of the Company’s adoption of SFAS No. 123(R), Share Based Payment, on January 1, 2006.

Net loss for the quarter ended December 31, 2006 totaled $2.4 million, or $0.09 per share, compared to a net loss of $2.7 million, or $0.10 per share, for the quarter ended December 31, 2005.  Net loss for the twelve months ended December 31, 2006 was $12.9 million, or $0.49 per share, versus a net loss of $14.5 million, or $0.55 per share for the twelve months ended December 31, 2005.

For the quarter ended December 31, 2006, 612 PreGen-Plus tests were accessioned by LabCorp, compared to 1,347 and 803 for the quarters ended December 31, 2005 and September 30, 2006, respectively.  For the year ended December 31, 2006, 3,695 PreGen-Plus tests were accessioned by LabCorp, compared to 4,000 for the year ended December 31, 2005.  As of December 31, 2006, the Company had approximately $21.9 million in cash, cash equivalents and marketable securities.

Fourth Quarter 2006 Conference Call

EXACT Sciences will host a conference call for its fourth quarter 2006 financial and operating results and the topics outlined below on Tuesday, January 23, 2007 at 8:30 a.m. ET.  A live web cast of the conference call can be accessed at EXACT Sciences’ web site, www.exactsciences.com, through the Investor Relations link.  The conference call and the web cast are open to all interested parties.  An archived version of the webcast will be available at www.exactsciences.com, through the Investor Relations link, for one month.  A replay of the conference call also will be available for 48 hours, beginning two hours after the completion of the live call.

The following will be among the topics discussed on the Company’s conference call on January 23, 2007 at 8:30 a.m. ET:

•                  Fourth quarter 2006 financial and operating results, including the Company’s recent restructuring;

•                  2007 focus;

•                  A colorectal cancer screening guidelines update; and

•                  The status of the Company’s Medicare application for stool-based DNA colon cancer screening.

Information for the call is as follows:

Domestic callers:  866-277-1182

International callers:  617-597-5359

Participant Passcode:  49976788

The conference call replay information is as follows:

Domestic callers:  888-286-8010

International callers:  617-801-6888

Participant Passcode:  42167142

About EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop effective, patient-friendly screening technologies for use in the detection of cancer.  Certain of its technologies have been licensed to Laboratory Corporation of America Holdings (LabCorp) for a stool-based DNA screening assay for colorectal cancer in the average-risk population.  Colorectal cancer, which is the most deadly cancer among non-smokers, is generally curable if detected early.  Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high.  EXACT Sciences believes its genomics-based technologies will help enable detection of colorectal cancer so that more people can be effectively treated.  Founded in 1995, EXACT Sciences is based in Marlborough, Mass.  PreGen-Plus(TM) has not been approved or cleared by the Food & Drug Administration.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning, among other things, its anticipated expense savings, financial performance, business prospects and plans, the timing of any guidelines decision by the American Cancer Society and U.S. Multi-Society Task Force on Colorectal Cancer and similar matters.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, the clinical performance and market acceptance of its technologies; the reproducibility of its research results in subsequent studies and in clinical practice; the inclusion of PreGen-Plus in cancer screening guidelines; sufficient investment in the sales and marketing of PreGen-Plus; the success of its strategic relationship with LabCorp; EXACT Sciences’ and LabCorp’s ability to license certain technologies or obtain raw materials for its technologies; the ability to convince Medicare and other third-party payors to provide adequate reimbursement for EXACT Sciences’ technologies; the ability to convince medical practitioners to order tests using EXACT Sciences’ technologies; the ability to increase the performance of the PreGen-Plus test; the ability of EXACT Sciences or LabCorp to lower the cost of the PreGen-Plus test through automating and simplifying key operational processes; the number of people who decide to be screened for colorectal cancer using EXACT Sciences’ technologies; competition; the ability to comply with federal and state statutes and regulations relating to EXACT Sciences’ products and services, including FDA requirements, the U.S. Department of Transportation and the Clinical Laboratory Improvement Amendments; the ability to protect EXACT Sciences’ intellectual property and the cost of enforcing or defending EXACT Sciences in litigation relating to intellectual property rights; the possibility that other companies will develop and market novel or improved methods for detecting colorectal cancer; and the ability to raise additional capital on acceptable terms. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC.

(tables follow)

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

	Three Months Ended December 31,		Twelve Months Ended December 31,
In thousands, except per share data	2006	2005	2006	2005
Revenue:
Product royalty fees	$17	$41	$179	$206
License fees	1,090	1,091	4,363	3,828
Product	73	53	208	216
	1,180	1,185	4,750	4,250
Gross profit (loss):
Product royalty fees	16	37	167	193
License fees	1,090	1,091	4,363	3,828
Product	48	3	(589)	(337)
	1,154	1,131	3,941	3,684

Operating Expenses:
Research and development (1)	1,152	1,813	6,735	7,956
Sales and marketing (1)	624	1,320	4,433	5,777
General and administrative (1)	1,431	1,010	6,269	4,959
Restructuring	671	—	671	626
	3,878	4,143	18,108	19,318

Loss from operations	(2,724)	(3,012)	(14,167)	(15,634)

Interest income	301	317	1,252	1,114

Net loss	$(2,423)	$(2,695)	$(12,915)	$(14,520)

Net loss per share - basic and diluted	$(0.09)	$(0.10)	$(0.49)	$(0.55)

Weighted average common shares outstanding - basic and diluted	26,692	26,334	26,509	26,270

(1)            Non-cash stock-based compensation expense
included in these amounts are as follows:

Research and development	$201	$64	$653	$113
Sales and marketing	127	111	1,089	159
General and administrative	233	57	1,264	233
Total	$561	$232	$3,006	$505

EXACT SCIENCES CORPORATION

Condensed Consolidated Unaudited Balance Sheet Data

(In thousands)

	December 31, 2006	December 31, 2005
Assets
Cash and cash equivalents	$5,631	$13,007
Short-term investments	16,244	21,112
Prepaid expenses	386	1,158
Property and equipment, net	844	1,149
Patent costs, net and other assets	763	1,419
Total assets	$23,868	$37,845

Liabilities and stockholders’ equity
Total current liabilities	$6,365	$6,316
Deferred licensing fees, less current portion	2,545	6,908
Total stockholders’ equity	14,958	24,621
Total liabilities and stockholders’ equity	$23,868	$37,845

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which will be filed in March 2007.

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